Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) (the “Company”) of our report dated March 23, 2010, relating to our audit of the consolidated financial statements of Badlands Energy, LLC as of and for the year ended December 31, 2009, included in the Current Report on Form 8-K of the Company filed December 6, 2012.

/s/ Brady, Martz & Associates, P.C.

Minot, North Dakota
August 16, 2013